Exhibit 5.1

Goodwin Procter LLP One Commerce Square 2005 Market Square, 32nd Floor Philadelphia, PA 19103 goodwinlaw.com +1 445 207 7800

March 14, 2024

Larimar Therapeutics, Inc.

Three Bala Plaza East, Suite 506

Bala Cynwyd, PA 19004

Re:	Securities Being Registered under Registration Statement on Form S-8

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 180,000 shares (the “Shares”) of Common Stock, $0.001 par value per share (“Common Stock”), of Larimar Therapeutics, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to a non-qualified stock option grant agreement providing for an employee inducement grant between the Company and an employee, which was entered into in connection with the commencement of such employee’s employment with the Company pursuant to Nasdaq Listing Rule 5635(c)(4) (the “Inducement Award Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Inducement Award Agreement, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

Larimar Therapeutics, Inc.

March 14, 2024

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP